Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Reports Second Quarter 2010 Financial Results

Norcross, GA., July 29, 2010 – Comverge, Inc. (NASDAQ: COMV), the leading provider of Intelligent Energy Management (IEM) solutions for Residential and Commercial + Industrial customers, today announced second quarter 2010 financial and operating results.

•	Quarterly revenues of $17 million, a 29% increase over prior year

•	Secured $74 million in future contracted revenue in PJM’s 2013-14 auction

•	Awarded a major Virtual Peaking Capacity contract expansion at NV Energy

•	Announced strategic partnership to pursue international opportunities

“Our explosive growth in the commercial and industrial sector in particular, punctuated by the results of the PJM 2013 auction, where we tripled revenue compared to the prior auction and increased our market share to more than 10% of the total awarded Demand Response resources, is proof positive of our position as the proven provider of comprehensive energy management solutions,” said Comverge President & CEO, R. Blake Young.  “In the second quarter of 2010 we continued our momentum of high growth, securing valuable partnerships that will allow us to enter new markets and winning key strategic contracts in both the residential and commercial and industrial sectors.”

Financial Summary

Second quarter revenues for 2010 were $17.0 million compared to $13.3 million in the second quarter of 2009, a 29% increase.  Revenues for both periods exclude revenues from our residential Virtual Peaking Capacity (VPC) contracts, which are deferred and recognized in the fourth quarter.

Gross margin for the second quarter of 2010 was 31.4% compared to 44.0% in the second quarter of 2009.  Gross margin in the second quarter of 2010 was impacted by 3 percentage points for the one-time limited product recall disclosed in June and lower gross margins on turnkey contracts.  Gross margins are most meaningful when comparing on a 12 month basis due to the deferral of VPC contract revenues.  Deferred VPC contract revenues at June 30, 2010 were $14.3 million, with a deferred gross margin of 76% compared to deferred VPC gross margin of 66% at June 30, 2009.

Adjusted EBITDA for the second quarter of 2010 was a negative $8.2 million compared to a negative $6.3 million for the second quarter of 2009.  Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash stock compensation expense (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for the second quarter of 2010 was $10.3 million, or $0.42 per share basic and diluted, compared to a net loss of $9.1 million, or $0.43 per share basic and diluted for the second quarter of 2009. Included in the second quarter of 2010 result was a one-time charge of $0.03 per share related to the limited product recall.

Business Highlights

Comverge second quarter 2010 business highlights include:

-
secured more than $74 million in future contracted revenues in the PJM Interconnection (PJM) market as a result of the 2013/2014 Reliability Pricing Model Base Residual Auction.  The award extends Comverge's recent growth in the commercial and industrial (C+I) demand response market, following an increase of more than 275 megawatts (MWs) under management in the first quarter of 2010,

-
announced the extension and expansion of our NV Energy residential Virtual Peaking Capacity contract to manage the 143 MWs built-out by Comverge over the last three years and to build-out an additional 12 MWs during 2010, bringing the program total to more than 155 MWs; and

-
announced a joint venture agreement with Projects International, Inc., an international business development firm.  Under the three-year agreement, Projects International will pursue opportunities to leverage Comverge’s IEM solutions in select countries.

-	Increased total megawatts under management by 456 megawatts or 16%, during the first half of 2010. Total megawatts under management as of June 30, 2010 and December 31, 2009 were:

	6/30/2010	12/31/09
Megawatts under long-term contracts, with regulatory approval	910	898
Megawatts under open market programs	1453	1194
Megawatts to be provided under turnkey programs	555	370
Megawatts managed for a fee	437	437
Total megawatts	3355	2899

Recent Developments

-
announced we were selected by Public Service Company of Oklahoma (PSO) to deliver a comprehensive energy management pilot program to eligible residential and commercial customers.  The demand response pilot program will be built on Comverge’s Apollo Demand Response Management System (DRMS) software, the industry’s leading energy management software platform.  Under the three-year agreement, Comverge will provide full turnkey services including hardware, enrollment, installation and call center services to both PSO’s residential and commercial + industrial customers.

Current Outlook

We are reaffirming our revenue outlook for full year 2010 and expect revenues to be in the range of $125 to $137 million.  We also expect to grow total megawatts under management by 800 megawatts.

As of the date of this release, we have 910 megawatts under long-term capacity contracts, which represents approximately $614 million in total contracted future revenues.  Furthermore, we have been awarded 997 megawatts of capacity in the 2013 – 2014 PJM Reliability Pricing Model Base Residual Auction, or BRA.  In the event we secure adequate load capacity to meet our obligations under the 2013-2014 PJM BRA, we will have 3,975 in total megawatts managed.

The above statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  The Company assumes no obligation to publicly update or revise its outlook.  Investors are reminded that actual results may differ from these estimates for the reasons described below under the caption “Caution Regarding Forward Looking Statements” and in our filings with the Securities and Exchange Commission.

Additional Information

Comverge will discuss these results for the second quarter 2010 as well as its expectations for the future in a conference call scheduled today at 5:00 p.m. EDT.  To participate in the call, dial 877-334-1969 or 760-666-3589 for international participants.

Additionally, the results will be reported in the Investor Relations section on Comverge's website at http://ir.comverge.com. An audio replay of the call will be available beginning July 29, 2010 at 8:00 p.m. and available until August 5, 2010 at 12:00 a.m. EDT (midnight) by dialing in 800-642-1687 (706- 645-9291 for international participants) and using conference code number 83321791.

Additional financial information can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which has been filed today with the Securities and Exchange Commission.

About Comverge

With more than 500 utility and 2,100 commercial customers, as well as five million deployed residential devices, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs.  We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry’s only proven, comprehensive set of technology, services and information management solutions.  For more information, visit www.comverge.com.

Caution Regarding Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected revenue guidance, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts or open market programs and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed today. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

Contact:

Investor Relations                                                                           Media Relations
Dan Pfeffer                                                                               Marie Bahl
VP, Treasurer-Investor Relations                                                 Senior Director of Corporate Marketing
678-802-8302, invest@comverge.com                                          678-802-8371, pr@comverge.com

SCHEDULE 1
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Product	$5,294	$5,077	$10,755	$9,913
Service	11,753	8,188	19,673	14,932
Total revenue	17,047	13,265	30,428	24,845
Cost of revenue
Product	4,382	2,982	8,006	6,086
Service	7,308	4,445	12,350	8,503
Total cost of revenue	11,690	7,427	20,356	14,589
Gross profit	5,357	5,838	10,072	10,256
Operating expenses
General and administrative expenses	9,214	8,101	17,312	15,990
Marketing and selling expenses	4,066	4,683	8,844	8,442
Research and development expenses	1,543	1,209	2,908	2,325
Amortization of intangible assets	536	552	1,072	1,104
Operating loss	(10,002)	(8,707)	(20,064)	(17,605)
Interest and other expense, net	291	369	353	564
Loss before income taxes	(10,293)	(9,076)	(20,417)	(18,169)
Provision for income taxes	55	65	115	107
Net loss	$(10,348)	$(9,141)	$(20,532)	$(18,276)

Net loss per share (basic and diluted)	$(0.42)	$(0.43)	$(0.83)	$(0.85)

Weighted average shares used in computation	24,618,730	21,403,508	24,598,205	21,385,061

SCHEDULE 2
COMVERGE, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Utility Products & Services	$11,106	$7,939	$20,186	$14,600
Residential Business	2,269	3,019	4,368	6,971
Commercial & Industrial Business	3,672	2,307	5,874	3,274
Total Revenue	$17,047	$13,265	$30,428	$24,845

Cost of Revenue:
Utility Products & Services	$8,116	$4,362	$14,108	$8,239
Residential Business	1,265	1,690	2,604	4,333
Commercial & Industrial Business	2,309	1,375	3,644	2,017
Total Cost of Revenue	$11,690	$7,427	$20,356	$14,589

Gross Profit:
Utility Products & Services	$2,990	$3,577	$6,078	$6,361
Residential Business	1,004	1,329	1,764	2,638
Commercial & Industrial Business	1,363	932	2,230	1,257
Total Gross Profit	$5,357	$5,838	$10,072	$10,256

SCHEDULE 3
COMVERGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$10,432	$16,069
Restricted cash	1,584	3,000
Marketable securities	24,953	34,409
Billed accounts receivable, net	13,544	8,119
Unbilled accounts receivable	7,064	11,873
Inventory, net	8,167	6,605
Deferred costs	6,102	1,715
Other current assets	1,484	938
Total current assets	73,330	82,728

Restricted cash	2,838	2,636
Property and equipment, net	19,575	18,340
Intangible assets, net	7,352	8,779
Goodwill	8,179	8,179
Other assets	270	235
Total assets	$111,544	$120,897
Liabilities and Shareholders' Equity
Accounts payable	$8,392	$6,874
Accrued expenses	6,159	11,574
Deferred revenue	19,785	5,890
Current portion of long-term debt	3,000	3,000
Other current liabilities	6,579	5,648
Total current liabilities	43,915	32,986

Deferred revenue	1,911	1,203
Long-term debt	8,250	9,750
Other liabilities	2,613	2,914
Total long-term liabilities	12,774	13,867
Shareholders' equity
Common stock	25	25
Additional paid-in capital	260,153	258,660
Treasury stock	(203)	(63)
Accumulated deficit	(205,128)	(184,596)
Accumulated other comprehensive income	8	18
Total shareholders' equity	54,855	74,044
Total liabilities and shareholders' equity	$111,544	$120,897

SCHEDULE 4
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(10,348)	$(9,141)	$(20,532)	$(18,276)
Adjustments to net loss to net cash from operating activities
Depreciation	294	261	576	512
Amortization of intangible assets	708	686	1,412	1,365
Stock-based compensation	843	1,429	1,325	2,817
Other	271	555	501	644
Changes in operating assets and liabilities	6,413	14,220	6,474	22,348
Net cash provided by (used in) operating activities	(1,819)	8,010	(10,244)	9,410

Cash flows from investing activities
Changes in restricted cash	(320)	(4)	1,214	889
Maturities (purchases) of marketable securities, net	9,815	(1,112)	9,055	6,769
Purchases of property and equipment	(2,151)	(4,645)	(3,916)	(8,586)
Net cash provided by (used in) investing activities	7,344	(5,761)	6,353	(928)

Cash flows from financing activities
Borrowings (payments) under debt facilities, net	(750)	3,410	(1,500)	5,749
Other	45	55	(246)	3
Net cash provided by (used in) financing activities	(705)	3,465	(1,746)	5,752

Net change in cash and cash equivalents	4,820	5,714	(5,637)	14,234
Cash and cash equivalents at beginning of period	5,612	28,091	16,069	19,571
Cash and cash equivalents at end of period	$10,432	$33,805	$10,432	$33,805

SCHEDULE 5
COMVERGE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net loss	$(10,348)	$(9,141)	$(20,532)	$(18,276)
Depreciation and amortization	1,002	947	1,988	1,877
Interest expense, net	292	358	357	548
Provision for income taxes	55	65	115	107
EBITDA	(8,999)	(7,771)	(18,072)	(15,744)
Non-cash stock compensation expense	843	1,429	1,325	2,817
Adjusted EBITDA	$(8,156)	$(6,342)	$(16,747)	$(12,927)

See "Non-GAAP Financial Information" above in this earnings press release for information on the use of this Non-GAAP financial measure.